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                                                                   Exhibit 4.1


[DELOITTE LOGO]


         CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Registration Statement on Form F-80 of our report dated February 3, 2005 relating to the consolidated financial statements of Industrial Alliance Insurance and Financial Services Inc. and its segregated funds (which audit report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants for U.S. Readers on Canada-United States of America Reporting Differences relating to changes in accounting principles and a restatement of the 2003 financial statements).

/s/ Samson Belair / Deloitte & Touche s.e.n.c.r.l.
Independent Registered Chartered Accountants
Quebec, Quebec, Canada

November 18, 2005